UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2
                               (AMENDMENT NO. 9)*

                   KRATOS DEFENSE AND SECURITY SOLUTIONS, INC.
                     (FORMERLY "WIRELESS FACILITIES, INC.")
                               (NAME OF ISSUER)

                         COMMON STOCK PAR VALUE $0.001
                         (TITLE OF CLASS OF SECURITIES)

                                   50077B108
                                 (CUSIP NUMBER)

                               DECEMBER 31, 2008
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [    ] Rule 13d-1(b)
                              [    ] Rule 13d-1(c)
                              [ X  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 50077B108            13G                     PAGE 2 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Investment Partners VI, Limited Partnership
            06-1412578

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      14,828 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      14,828 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,828 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 3 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Associates VI, LLC
            06-1412579

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      14,828 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      14,828 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,828 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 4 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak VI Affiliates Fund, Limited Partnership
            06-1414970

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      346 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      346 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 5 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak VI Affiliates, LLC
            06-1414968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      346 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      346 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 6 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Investment Partners IX, Limited Partnership
            06-1556218

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      1,402,084 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      1,402,084 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,402,084 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.3%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 7 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Associates IX, LLC
            06-1556230

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      1,402,084 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      1,402,084 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,402,084 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.3%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 8 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak IX Affiliates Fund - A, Limited Partnership
            06-1571899

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      33,655 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      33,655 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,655 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 9 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak IX Affiliates Fund, Limited Partnership
            06-1556229

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      14,942 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      14,942 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,942 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 10 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak IX Affiliates, LLC
            06-1556233

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      48,597 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      48,597 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,597 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 11 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Investment Partners X, Limited Partnership
            06-1601019

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      3,828,058 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      3,828,058 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,828,058 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.6%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 12 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Associates X, LLC
            06-1630661

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      3,828,058 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      3,828,058 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,828,058 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.6%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 13 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak X Affiliates Fund, Limited Partnership
            06-1622220

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      61,445 Shares of Common Stock


6.    SHARED VOTING POWER
      0 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      61,445 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      0 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,445 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      PN

CUSIP NO. 50077B108            13G                     PAGE 14 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak X Affiliates, LLC
            06-1630662

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      61,445 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      61,445 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,445 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Less than 0.1%


12.   TYPE OF REPORTING PERSON
      OO-LLC

CUSIP NO. 50077B108            13G                     PAGE 15 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Oak Management Corporation
            06-0990851

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      0 Shares of Common Stock


6.    SHARED VOTING POWER
      5,355,358 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      0 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      5,355,358 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,355,358 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%


12.   TYPE OF REPORTING PERSON
      CO

CUSIP NO. 50077B108            13G                     PAGE 16 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Bandel L. Carano

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      2,554 Shares of Common Stock


6.    SHARED VOTING POWER
      5,355,358 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      2,554 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      5,355,358 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,357,912 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%


12.   TYPE OF REPORTING PERSON
      IN

CUSIP NO. 50077B108            13G                     PAGE 17 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Gerald R. Gallagher

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      10,285 Shares of Common Stock


6.    SHARED VOTING POWER
      1,465,855 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      10,285 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      1,465,855 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,476,140 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.4%


12.   TYPE OF REPORTING PERSON
      IN

CUSIP NO. 50077B108            13G                     PAGE 18 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Edward F. Glassmeyer

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      34,791 Shares of Common Stock


6.    SHARED VOTING POWER
      5,355,358 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      34,791 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      5,355,358 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,390,149 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      []


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%


12.   TYPE OF REPORTING PERSON
      IN

CUSIP NO. 50077B108            13G                     PAGE 19 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric W. Harman

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      21,593 Shares of Common Stock


6.    SHARED VOTING POWER
      5,355,358 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      21,593 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      5,355,358 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,376,951 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%


12.   TYPE OF REPORTING PERSON
      IN

CUSIP NO. 50077B108            13G                     PAGE 20 OF 26 PAGES

1.    NAME OF REPORTING PERSONS
            Ann H. Lamont

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
      37,024 Shares of Common Stock


6.    SHARED VOTING POWER
      5,355,358 Shares of Common Stock


7.    SOLE DISPOSITIVE POWER
      37,024 Shares of Common Stock


8.    SHARED DISPOSITIVE POWER
      5,355,358 Shares of Common Stock


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,392,382 Shares of Common Stock


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%


12.   TYPE OF REPORTING PERSON
      IN

Item 1.

(a)   Name of Issuer:
      Kratos Defense and Security Solutions, Inc. (formerly "Wireless Facilities, Inc.")

(b)   Address of Issuer's principal executive offices:
      4810 Eastgate Mall
      San Diego, California 92121

Item 2.

(a)   Names of persons filing:
      Oak Investment Partners VI, Limited Partnership
      Oak Associates VI, LLC
      Oak VI Affiliates Fund, Limited Partnership
      Oak VI Affiliates, LLC
      Oak Investment Partners IX, Limited Partnership
      Oak Associates IX, LLC
      Oak IX Affiliates Fund - A, Limited Partnership
      Oak IX Affiliates Fund, Limited Partnership
      Oak IX Affiliates, LLC
      Oak Investment Partners X, Limited Partnership ("Oak X")
      Oak Associates X, LLC
      Oak X Affiliates Fund, Limited Partnership ("Oak X Affiliates") Oak X Affiliates, LLC
      Oak Management Corporation ("Oak Management")
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont

(b) Address or principal business office or, if none, residence: c/o Oak Management Corporation
      One Gorham Island
      Westport, Connecticut 06880

(c)   Citizenship:
      Please refer to Item 4 on each cover sheet for each filing person.

(d)   Title of class of securities:
      Common stock, par value $0.001 per share

(e)   CUSIP No.:  50077B108

Item 3.If this is a statement filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
      (a)[ ]Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
      (b)[    ]Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
      (e)[ ]An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);
      (f)[    ]An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);
      (g)[    ]A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);
      (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j)[ ]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J). Not applicable


Item 4.Ownership
      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 105,292,730 shares of Common Stock outstanding as of October 31, 2008, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2008 (filed with the SEC on November 6, 2008), plus certain shares issuable upon exercise by the Reporting Persons of options to acquire Common Stock.

      Oak Associates VI, LLC is the general partner of Oak Investment Partners VI, Limited Partnership; Oak VI Affiliates, LLC is the general partner of Oak VI Affiliates Fund, Limited Partnership; Oak Associates IX, LLC is the general partner of Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates Fund, Limited Partnership and Oak IX Affiliates Fund - A, Limited Partnership; Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates. Oak Management is the manager of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership Oak IX Affiliates Fund, Limited Partnership, Oak IX Affiliates Fund - A, Oak X and Oak X Affiliates. Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of the respective general partner of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership Oak IX Affiliates Fund, Limited Partnership, and Oak IX Affiliates Fund - A, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak X and Oak X Affiliates, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

      Amounts shown as beneficially owned by each of Oak X, Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 158,869 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X.

      Amounts shown as beneficially owned by each of Oak X Affiliates, Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric
W. Harman, and Ann H. Lamont include options to purchase 2,551 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates.

      Amounts shown as beneficially owned by Bandel L. Carano include 2,554 shares of Common Stock held individually by Mr. Carano and exclude an aggregate of 16,038 shares of Common Stock held by three trusts (for the benefit of minor children not related to Mr. Carano) of which Mr. Carano is the trustee (and not the beneficial owner).

      Amounts shown as beneficially owned by Edward F. Glassmeyer include 20,171 shares of Common Stock held individually by Mr. Glassmeyer and 14,620 shares of Common Stock held by a trust of which members of Mr. Glassmeyer's immediate family are the beneficiaries and the trustee.

      Amounts shown as beneficially owned by Fredric W. Harman include 5,555 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 16,038 shares of Common Stock held in trust for the benefit of Mr. Harman's three minor children. Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

      Amounts shown as beneficially owned by Ann H. Lamont include 34,024 shares of Common Stock individually owned by Ms. Lamont and 3,000 shares of Common Stock held by The Lamont Children's 1998 Trust for the benefit of Ms. Lamont's minor children.

      By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5.Ownership of Five Percent (5%) or Less of a Class.
      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.Ownership of More than Five Percent (5%) on Behalf of Another Person. Not applicable

Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
      Not applicable

Item 8.Identification and Classification of Members of the Group.
      Not applicable

Item 9.Notice of Dissolution of Group.
      Not applicable

Item 10.Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.


Dated:  February 12, 2009

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation

                                 By: /s/ Edward F. Glassmeyer
                                        Edward F. Glassmeyer, as
                                        General Partner or Managing Member
                                        or as attorney-in-fact for the
                                        above-listed entities


Individuals:


Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                 By: /s/ Edward F. Glassmeyer
                                        Edward F. Glassmeyer,
                                        individually and as
                                        attorney-in-fact for the
                                        above-listed individuals

                               INDEX TO EXHIBITS

EXHIBIT A         Agreement of Reporting Persons

EXHIBIT B         Power of Attorney (previously filed)

                                   EXHIBIT A

AGREEMENT OF REPORTING PERSONS

      Each of the undersigned hereby agrees that Amendment No. 9 to Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Kratos Defense and Security Solutions, Inc. (formerly "Wireless Facilities, Inc.") has been filed on behalf of the undersigned.

Signature:

      Dated: February 12, 2009

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation

                                    By: /s/ Edward F. Glassmeyer
                                           Edward F. Glassmeyer, as
                                           General Partner or
                                           Managing Member or as
                                           attorney-in-fact for the
                                           above-listed entities


Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                    By: /s/ Edward F. Glassmeyer
                                           Edward F. Glassmeyer,
                                           individually and as
                                           attorney-in-fact for the
                                           above-listed individuals